EXHIBIT 99.1
LIVE NATION ENTERTAINMENT ELECTS MAVERICK CARTER TO BOARD OF DIRECTORS

LOS ANGELES, CA (Dec 20, 2018) – Live Nation Entertainment (NYSE: LYV) today announced the election of Maverick Carter to its Board of Directors.

With a wealth of experience across the business, marketing, entertainment, and media sectors, Carter has become an important figure in the sports and talent landscape.

As LeBron James’ longtime business manager, Carter is credited with guiding James’ history-making career off the court that spans entertainment, content creation, and marketing and business development through the companies they cofounded – SpringHill Entertainment, UNINTERRUPTED, and The Robot Company. Today Carter serves as the CEO of each of these companies within LRMR Ventures, a holding company he helped build that oversees all of James’ and Carter’s current investments and business assets. SpringHill Entertainment develops content for digital, documentary and feature films and television, with Carter serving as the executive producer on its growing list of projects that includes the primetime NBC game show The Wall, the critically-acclaimed docuseries Warriors of Liberty City for Starz and Best Shot for YouTube Premium. UNINTERRUPTED is an award-winning athlete empowerment company that gives athletes a multimedia platform to amplify their stories and connect with their fans in an unprecedented way. The Robot Company is an integrated marketing agency that leverages relationships within the sports, art, digital, music and entertainment industries to build and execute client-specific marketing solutions for brand partners including JP Morgan Chase, Beats by Dre, and Sprite.

Carter was also instrumental in securing James’ $1 billion lifetime deal with Nike, the largest single-athlete guarantee and the first lifetime commitment in Nike’s company history.

“Maverick is at the forefront of talent, sports and media and brings exceptional experience and insight to our esteemed board,” said Greg Maffei, Chairman of the Live Nation Board of Directors.

“Maverick’s talent-centric view, brand instincts and ability to innovate make him an incredible asset and resource to Live Nation as we continue to create new ways to partner with artists and expand our business,” said Michael Rapino, President and CEO, Live Nation Entertainment.

“This is an exciting opportunity for me because I’ve long admired Live Nation’s industry-changing work and their talent-first approach to business,” said Carter. “They’re not afraid to think differently about the possibilities for their talent, and I look forward to helping them explore new ways to help talent build out their businesses.”

Carter attended Western Michigan University and splits time between Akron, Ohio and Los Angeles.

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About Live Nation Entertainment
Live Nation Entertainment (NYSE: LYV) is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, and Live Nation Sponsorship. For additional information, visit www.livenationentertainment.com.

Live Nation Media Contact:
Carrie Davis
(310) 975-6941
CarrieDavis@LiveNation.com